Atrion Reports Second Quarter Results

ALLEN, TX -- (Marketwired - August 06, 2014) - Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter ended June 30, 2014 revenues totaled $35.0 million compared with $32.6 million in the same period in 2013. On a diluted per share basis, earnings for the period increased to $3.48 as compared to $3.22 in the same period of last year. Net income for the second quarter totaled $6.9 million compared to $6.5 million in last year's second quarter.

Commenting on the Company's results, David A. Battat, President & CEO, stated "I am pleased with our performance in the second quarter. Compared to the same period of last year, operating income was up 8% while sales were up 7%, reflecting growth in our fluid delivery and cardiovascular products of 13% and 7%, respectively. Net income was up 6%, despite a tax rate 4% higher than in the comparable 2013 quarter largely due to government inaction on the renewal of R&D tax credits." Mr. Battat added "Our increased R&D expenditures reflect an ongoing effort to expand our product portfolio."

Mr. Battat added "During the quarter we devoted much effort and expense to travel and legal work related to potential acquisition or collaboration targets. Due to concerns about valuation, we did not conclude any transaction. We remain highly disciplined in our approach to all investments. Consistent with this approach, we intend to scale down acquisition efforts while we wait for valuations of privately held companies to reach levels that offer a more attractive return on capital." Mr. Battat concluded "In the second quarter, we spent $7.3 million to repurchase 23,512 shares of our stock. Compared to the first quarter of 2014, second quarter buybacks were higher by $2.6 million while payments for estimated taxes were up by $7.7 million. Despite these substantial increases in cash utilization, we ended the quarter with cash and marketable securities of $51.7 million."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding our ongoing acquisition efforts. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
Revenues                         $  35,025  $  32,605  $  71,444  $  66,097
Cost of goods sold                  17,616     16,971     36,647     34,754
                                 ---------  ---------  ---------  ---------
  Gross profit                      17,409     15,634     34,797     31,343
Operating expenses                   7,152      6,139     13,840     12,448
                                 ---------  ---------  ---------  ---------
  Operating income                  10,257      9,495     20,957     18,895

Interest income                        364        346        664        695
                                 ---------  ---------  ---------  ---------
Income before income taxes          10,621      9,841     21,621     19,590
Income tax provision                (3,739)    (3,335)    (7,539)    (6,450)
                                 ---------  ---------  ---------  ---------
  Net income                     $   6,882  $   6,506  $  14,082  $  13,140
                                 ---------  ---------  ---------  ---------

Income per basic share           $    3.51  $    3.23  $    7.14  $    6.51
                                 ---------  ---------  ---------  ---------

Weighted average basic shares
 outstanding                         1,960      2,015      1,971      2,017
                                 ---------  ---------  ---------  ---------

Income per diluted share         $    3.48  $    3.22  $    7.09  $    6.50
                                 ---------  ---------  ---------  ---------

Weighted average diluted shares
 outstanding                         1,977      2,019      1,987      2,021
                                 ---------  ---------  ---------  ---------

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                    June 30,      Dec. 31,
ASSETS                                                2014          2013
                                                 ------------- -------------
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                      $      23,521 $      28,559
  Short-term investments                                18,146        18,351
                                                 ------------- -------------
    Total cash and short-term investments               41,667        46,910
  Accounts receivable                                   16,407        14,164
  Inventories                                           27,208        26,266
  Prepaid expenses and other                             2,488         1,603
  Deferred income taxes                                  1,376         1,376
                                                 ------------- -------------
    Total current assets                                89,146        90,319

Long-term investments                                   10,000        10,069

Property, plant and equipment, net                      59,917        58,328
Other assets                                            13,267        13,350
                                                 ------------- -------------

                                                 $     172,330 $     172,066
                                                 ------------- -------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                      9,994         9,364
Line of credit                                              --            --
Other non-current liabilities                           12,466        13,708
Stockholders' equity                                   149,870       148,994
                                                 ------------- -------------

                                                 $     172,330 $     172,066
                                                 ------------- -------------

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800